EXHIBIT 10.1

May 26, 2005

Mr. Howard L. Matthews III
P.O. Box 435
Rancho Santa Fe, CA 92067

Dear Howard:

It is my pleasure to invite you to join the Quantum senior leadership team as Quantum President & COO and General Manager for the Quantum Storage Systems (“QSS”) business unit, reporting directly to me. This position is an elected officer position. As we’ve agreed, your start date will be Wednesday June 1, 2005 or earlier if possible.

You will be compensated at a monthly rate of $29,167, annualized to $350,000 USD.

You will also be eligible to participate in the Quantum Incentive Plan (“QIP”) for the period beginning April 1, 2005 through March 31, 2006, Quantum’s Fiscal Year 2006. Your target bonus in the QIP will be 70% of your annual base salary, although the actual amount will be determined as described in the plan based upon the following: the Board of Directors’ discretion; plan funding; and corporate, business unit and individual performance.  Additionally, per our discussion, within your first 60 days of employment, you will be required to provide a written plan confirming the financial projections, plans and budget for the QSS business.

We will recommend to the Board of Directors that a total of 1,500,000 stock options and 100,000 shares of restricted stock be made available to you.  The price for the options will be set at the closing price of the stock on the date of the Board of Directors’ approval.  Once the stock options have been approved and the Board has set the price, you will receive a package from Quantum’s Stock Administration Department.  You should receive the package within 60 days of your date of hire.  Please read the documents in the package carefully and return one signed copy of the complete Grant Agreement to Stock Administration. You will also be eligible to participate in the annual stock grant program which takes place as part of our year end review process. The next review cycle is in June 2006.  Your eligibility for future stock grants will be based upon Board approval, budget, eligibility and individual performance.

Quantum will also provide to you an annual stipend in the amount of $25,000 USD to assist with commuting expenses. This bonus will be paid to you shortly after your employment and annually thereafter on your anniversary date.

As a Quantum executive, you will be eligible to participate in Quantum’s Change of Control Program.  An agreement will be provided to you during your executive orientation.

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s Deferred Compensation Program and be eligible to receive company-reimbursed financial planning services. A benefit overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your executive orientation.

Howard L. Matthews III
May 26, 2005

Additionally, as previously discussed, in the event your employment is Involuntarily Terminated other than for cause (as defined in Quantum’s Change in Control Agreement), in a context other than a Change in Control (in which case Quantum’s Change in Control Agreement shall be the sole source of severance benefits), Quantum will provide to you the following benefits in exchange for your execution of a separation agreement and general release:

1.     equivalent of 52 weeks base salary
2.     equivalent of 12 months benefits coverage/continuation and
3.     the greater of the following:
               a.      50% vesting on remaining unvested stock options and restricted stock shares or
               b.     12 months vesting on unvested stock options and restricted stock shares

This offer will not alter any of the severance benefits you are scheduled to receive monthly through February 1, 2006.  Those benefits are outlined in the severance agreement resulting from Quantum’s acquisition of Certance LLC in January 2005.

Enclosed is a second copy of this offer.  Please sign and return one copy of this letter to Suzan Morno-Wade, Director of Compensation & Benefits, 1650 Technology Drive, Suite 800, San Jose, CA 95110 or by fax to 408-944-4489.  This offer supersedes any and all other written or verbal offers and is valid until Friday June 3, 2005 unless earlier withdrawn.  It is also contingent upon successful completion of reference checks, security background verification, execution of Quantum’sEmployee Proprietary Information and Invention Agreement and proper verification of employment eligibility.  Employment at Quantum is at will – either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause.

Upon your written acceptance, we will send to you the required documents for your executive orientation including but not limited to such documents to establish your identity and employment eligibility.  You are requested to bring the required documents with you on your first day.

Howard, we are very enthusiastic about your joining the Quantum leadership team.  We are certain you will find Quantum a stimulating and team-oriented company.  The work environment is one of challenge, opportunity and reward for success.  If you have any questions, please do not hesitate to call me.  Again, it is a pleasure to welcome you to Quantum. We look forward to your acceptance.

Sincerely,

Rick Belluzzo
Chairman and CEO
Quantum Corporation

I understand and accept the terms of this employment offer.

Signed: _/s/ Howard Matthews                                                                   Date: May 26, 2005

                  Howard Matthews